Exhibit 99.1

Royal Gold Increases Common Stock Dividend 5% to $0.84 per Share

DENVER, COLORADO. NOVEMBER 20, 2013: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX: RGL), today announced that its Board of Directors increased the Company’s annual dividend for its shares of common stock from $0.80 to $0.84, payable on a quarterly basis of $0.21 per share. The newly declared dividend is 5% higher than the dividend paid in calendar year 2013. Royal Gold has steadily increased its annual dividend since 2001.

The Board declared the dividend of $0.21 per share will be payable on January 17, 2014, to shareholders of record at the close of business on January 3, 2014. The quarterly dividend of US$0.21 is also payable to holders of exchangeable shares of RG Exchangeco.

Tony Jensen, President and CEO, said, “This marks the 13th consecutive year of annual dividend increases by the board. This increase reflects Royal Gold’s position of strength which allows us to balance return of capital to shareholders with the pursuit of growth.”

Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metal royalties and similar interests. The Company’s portfolio consists of 204 properties on six continents, including interests on 36 producing mines and 21 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karli Anderson

Vice President Investor Relations

(303) 575-6517